Exhibit 10.49

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of the 5th day of September, 2012 (The “Effective Date”) by and between Spectrum Pharmaceuticals, Inc. (the “Company”) and Joseph Kenneth Keller (“Executive”).

RECITALS.

A.	The Company and Executive entered into the certain Employment Agreement dated as of August 28, 2012 (the “Agreement”); and

B.	The Company and Executive desire to amend certain provisions of the Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1.	AMENDMENT OF SECTION 1.1. Section 1.1 of the Agreement is hereby amended and restated to read in full as follows:

1.1 Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as the Company’s Executive Vice President and Chief Operating Officer, reporting directly to the Rajesh C. Shrotriya, M.D., the Company’s Chief Executive Officer. Executive shall begin his employment in this position on September 1, 2012. That date is hereinafter referred to as the “Effective Date.”

2.	AMENDMENT OF SECTION 4.

Section 4 of the Agreement is hereby amended and restated in its entirety to read fully as follows:

4.	EQUITY AWARDS.

Subject to approval of the Board of Directors, Executive will be eligible to receive equity awards as follows: (i) on or promptly following the Effective Date, twenty thousand (20,000) restricted stock awards, to vest 50% upon the completion of six months employment and the other 50% upon the completion of one year of employment, as a special hire-in bonus; (ii) on or promptly following the Effective Date, an additional one hundred thousand (100,000) restricted stock awards to vest 25% on the completion of one year of employment and the remaining 75% to vest annually in equal amounts on the completion of Executive’s second, third and fourth years of employment; and (iii) on or promptly following the Effective Date, three hundred thousand (300,000) stock options with an exercise price equal to the closing sale price of the Company’s stock on the date of grant to vest 25% on the completion of one year of employment, and the remaining 75% monthly in equal amounts during Executive’s second, third and fourth years of employment. All of the foregoing grants of restricted stock awards and options are subject to the terms and conditions of the Spectrum Pharmaceuticals Inc. 2009 Incentive Award Plan (the “Plan”), and the award agreements provided for under the Plan, as each may be amended from time to time. As provided in the Plan, vesting of all of the foregoing grants of restricted stock awards and options shall be accelerated on a Change in Control as that term is defined in the Plan.

3. NO OTHER AMENDMENTS. Except as amended herein, all provisions of the Original Agreement and the Amendment shall remain in full force and effect.

4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and transmitted by facsimile or PDF copy, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya, M.D.
Name:	Rajesh C. Shrotriya, M.D.
Title:	President and Chief Executive Officer

JOSEPH KENNETH KELLER

/s/ Joseph Kenneth Keller
Joseph Kenneth Keller